Free Writing Prospectus

Filed Pursuant to Rule 433

Dated August 26, 2013

Registration Statement No. 333-167489

JP MORGAN INVESTOR CONFERENCE RETAIL SECURITIZATION AUGUST 2013

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

Our Plan -- 4 Retail Securitization R-1 Lease Securitization L-1 Floorplan Securitization F-1 DISCUSSION AGENDA

Ford Credit has been originating retail installment contracts for over 50 years -- as of June 30, 2013, Ford Credit’s portfolio included 1.8 million U.S. retail contract customers Ford Credit has extensive experience in the securitization of U.S. retail contracts through various channels, including: Public transactions (over 60 since 1989) Private transactions FCAR, our single seller ABCP conduit (since 1996) Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate Structural elements have remained consistent over time -- same structure in place for over 15 years RETAIL SECURITIZATION OVERVIEW

 RETAIL SECURITIZATION BUSINESS UPDATE Number of Receivables Originated U.S. Financing Share* * These data include Ford, Lincoln and Mercury brands only Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes starting in 2010 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit Source: Ford Credit 10-K 38% 39% 29% 32% 36% 38% 2007 2008 2009 2010 2011 2012

RETAIL SECURITIZATION PORTFOLIO CREDIT METRICS Weighted Average FICO ® at Origination Net Losses as a % of the Average Portfolio Outstanding Average Net Loss on Charged-Off Contracts Repossessions as a % of the Average Number of Contracts Outstanding Source: 2013-A Prospectus Supplement 0.79% 1.45% 1.53% 0.74% 0.45% 0.30% 2007 2008 2009 2010 2011 2012 $3,892 $6,483 $5,249 $3,047 $2,351 $2,197 2007 2008 2009 2010 2011 2012 1.95% 2.39% 3.12% 2.54% 2.05% 1.54% 2007 2008 2009 2010 2011 2012

 New/Used Car/Light Truck/Utility Weighted Average FICO® % of Contracts > 60 month original term RETAIL SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Source: Ford Credit Prospectuses * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Memo: FICO® less than 650 20% 18% 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 18% 18%

Class B Notes (“AA”) Class C Notes (“A”) Class D Notes (“BBB”) Excess spread Consistent structure for more than 15 years Senior/subordinate, sequential pay structure Credit enhancements in our retail securitization programs are: Subordination of junior notes Cash reserve Excess spread (used to build to a target overcollateralization) RETAIL SECURITIZATION TRANSACTION STRUCTURE % of Initial Adjusted Pool Balance Total Class A Enhancement ~9.5% Class A Notes ("AAA") 95.0% Class B Notes ("AA") 3.0% Class C Notes ("A") 2.0% Class D Notes ("BBB") 2.0% Reserve Account 0.5% Excess Spread (per annum) ~4.0% Initial Negative Overcollateralization (2.0%)

RETAIL SECURITIZATION BREAK-EVEN ANALYSIS Illustration: Approximate Break-Even Cumulative Net Loss for 2013-C* * S&P 2013-C Pre-Sale Report Break-Even for 2013-C Compared With Historical Pool Losses

ORIGINATIONS AND COLLECTIONS STRATEGIES

 ORIGINATION STRATEGY Segment credit applicants and price for risk Build strong relationships with dealers Support Ford Motor Company brands Utilize robust credit evaluation and verification process Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

ORIGINATIONS TECHNOLOGY Ford Credit’s strategy is supported by a proprietary originations system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant A primary credit bureau is selected based on Ford Credit’s periodic assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation, or if the applicant is a current or former customer The system classifies credit applications to determine the scoring model and scorecard to be used in evaluating the application

 ORIGINATIONS SCORING MODEL Ford Credit’s proprietary originations scoring models assess the creditworthiness of an applicant using a number of variables including information from the credit application, the proposed contract terms and credit bureau data Output of the originations scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The scoring models build on the predictive power of credit bureau and credit application data and internal studies show that POP is more effective than credit bureau score (FICO®) alone In addition to FICO®/credit bureau data the scoring models add an evaluation of Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, financial stability and capacity to pay) FICO® is a significant factor used in the scoring models Ford Credit regularly monitors the originations scoring models to ensure their predictability Monthly scoring model performance review Quarterly review of scoring model performance on aged portfolio Quarterly Global Scorecard Cycle Plan Committee review

PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance Ford Credit has originations policies and procedures that leverage technology to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income Procedures are established for verification of income, employment and residency Purchase quality guidelines and standards are used to manage the overall quality of the portfolio Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards Management review includes Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center levels Quarterly Portfolio Liquidation report Weekly average POP and FICO® score reports

 SERVICING STRATEGY Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Ford Credit has a best-in-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs

Ford Credit’s collections strategy is to minimize credit losses, promote customer satisfaction and optimize use of resources Ford Credit’s collections strategy leverages the knowledge and experience of a cross-functional team with backgrounds in Business center management Risk management Auto-dialer technology Statistics / mathematics Process management Information systems Finance Sales and marketing Operate Efficiently And Collect Effectively COLLECTIONS STRATEGY SUMMARY

Ford Credit’s proprietary behavior scoring models assesses the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) POD is updated for each customer account monthly on its due date POD is used to segment risk and determine collection strategy Ford Credit regularly monitors the behavior scoring models to ensure their predictability Monthly behavior scoring model performance review Quarterly Global Scorecard Cycle Plan Committee review COLLECTIONS STRATEGY BEHAVIOR SCORING MODELS

This Page Intentionally Left Blank